Execution Version

PLATINUM GROUP METALS LTD.

and

PLATINUM GROUP METALS (RSA) PROPRIETARY LIMITED

and

LIBERTY METALS & MINING HOLDINGS, LLC

PRODUCTION PAYMENT AGREEMENT TERMINATION
AGREEMENT MODIFICATION AGREEMENT

Dated as of February 12, 2018

PRODUCTION PAYMENT AGREEMENT TERMINATION AGREEMENT
MODIFICATION AGREEMENT

THIS PRODUCTION PAYMENT AGREEMENT TERMINATION AGREEMENT MODIFICATION AGREEMENT made as of the 12th day of February, 2018

AMONG:

PLATINUM GROUP METALS LTD., a company existing under the laws of the Province of British Columbia

     (“PGM (BC)”)

AND:

PLATINUM GROUP METALS (RSA) PROPRIETARY LIMITED, a company existing under the laws of the Republic South Africa

     (“PGM (RSA)”)

AND:

LIBERTY METALS & MINING HOLDINGS, LLC, a limited liability company existing under the laws of the State of Delaware

     (“Liberty Metals & Mining”)

BACKGROUND:

A.	PGM (BC) and Liberty Metals & Mining and certain other parties entered into a second lien second amended and restated credit agreement dated as of February 12, 2018 (the “Credit Agreement”).

B.	PGM (BC), PGM (RSA) and Liberty Metals & Mining entered into a Production Payment Agreement Termination Agreement dated as of October 30, 2017 (the “Production Payment Termination Agreement”).

C.

The parties to the Production Payment Termination Agreement wish to amend the Production Payment Termination Agreement to, inter alia, extend the date on which the Reduced Termination Fee (as defined in the Production Payment Termination Agreement) is required to be paid.

AGREEMENTS

            NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.1	Defined Terms

Unless otherwise defined herein, all defined terms shall for all purposes of this Agreement, or any amendment, substitution, supplement, replacement, restatement or addition hereto, have the meanings given in the Credit Agreement.

1.2	Other Usages

References to “this Agreement”, “the Agreement”, “hereof”, “herein”, “hereto” and like references refer to this Agreement and not to any particular Article, Section or other subdivision of this Agreement. Any references herein to any agreements or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.

1.3	Headings

The division of this Agreement into Articles and Sections and the insertion of headings in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.4	Applicable Law

Except for matters of title to the Property or its assignment, lease or transfer, which will be governed by the law of its situs, this Agreement shall be governed by the laws of the Province of British Columbia and the federal laws of Canada applicable therein and shall be treated in all respects as a British Columbia contract.

1.5	Time of the Essence

Time shall in all respects be of the essence of this Agreement.

ARTICLE 2
AMENDMENTS

2.1	Production Payment

Section 2.1 of the Production Payment Termination Agreement is amended by deleting each reference to “March 31, 2018” and replacing it with “April 30, 2018”.

ARTICLE 3
CONDITIONS PRECEDENT TO EFFECTIVENESS OF THIS AGREEMENT

3.1	This Agreement shall not become effective until the Credit Agreement becomes effective in accordance with its terms.

ARTICLE 4
MISCELLANEOUS

4.1	General Rule

Subject to the terms and conditions herein contained, the Production Payment Termination Agreement, as amended, is hereby further amended to the extent necessary to give effect to the provisions of this Agreement and to incorporate the provisions of this Agreement into the Production Payment Termination Agreement.

4.2	Future References to the Production Payment Termination Agreement

On and after the date of this Agreement, (i) each reference in the Production Payment Termination Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Production Payment Termination Agreement, and each reference in any related document to the “Production Payment Termination Agreement”, “thereunder”, “thereof”, or words of like import referring to the Production Payment Termination Agreement, and (ii) each reference in the Credit Agreement, as amended, and the other Facility Documents (as defined in the Credit Agreement) shall mean and be a reference to the Production Payment Termination Agreement, as amended, modified, supplemented, restated or replaced from time to time. The Production Payment Termination Agreement, as amended, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

4.3	Enurement

This Agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns as determined in accordance with the Production Payment Termination Agreement.

4.4	Conflict

If any provision of this Agreement is inconsistent or conflicts with any provision of the Production Payment Termination Agreement, the relevant provision of this Agreement shall prevail and be paramount.

4.5	Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

4.6	Entire Agreement

This Agreement amends and modifies the Production Payment Termination Agreement and together with it and the agreements referred to therein and delivered pursuant thereto, constitute the entire agreement between the parties hereto and supersedes any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

4.7	Amendments

This Agreement may only be amended or modified by further written instrument, executed and delivered by each of the parties hereto.

[signature pages follow]

IN WITNESS WHEREOF the parties hereto have executed this Agreement under the hands of their proper officers duly authorized on their behalf on the date first above written.

PLATINUM GROUP METALS LTD.

By:	/s/ Frank Hallam
Name:	Frank R. Hallam
Title:	CFO

PLATINUM GROUP METALS (RSA) PROPRIETARY LIMITED

By:	/s/ Frank Hallam
Name:	Frank R. Hallam
Title:	Director

LIBERTY METALS & MINING HOLDINGS, LLC

By:	/s/ Mark Tomek
Name:	Mark Tomek
Title:	Director